Contact:  Dean Ridlon  Investor Relations Director
Phone:  978.640.5309
Email:  Investor_Relations@avid.com


         Avid Reports Strong Revenue and Profit Growth in Third Quarter

TEWKSBURY, Mass. (October 16, 2003) - Avid Technology, Inc. (Nasdaq: AVID) today reported strong revenue growth and increased profitability for the third quarter ended September 30, 2003. Revenues for the quarter increased by more than 10 percent to $119.1 million compared to the $107.8 million reported in the corresponding quarter in 2002. For the nine months ended September 30, 2003, revenues were $344.6 million, an increase of almost 13 percent compared to $305.9 million for the first three quarters of 2002.

Net income for the third quarter was $11.8 million or $.35 per diluted share compared to net income of $2.3 million or $.09 per diluted share for the corresponding quarter in 2002. Net income for the nine-month period ended September 30, 2003 was $25.1 million or $.78 per diluted share compared to a net loss of $1.3 million or $.05 per share for the same period in 2002.

Avid's cash and marketable securities increased during the third quarter by $36.6 million to $171.6 million on September 30, 2003. Approximately $17 million of the increase was generated through operations and the balance from employee stock program activity. Since the beginning of 2003, the company's cash and marketable securities balance has nearly doubled.

"Our third quarter results are another indicator that our long-term strategy is paying off," said David Krall, Avid's president and chief executive officer. "Year-over-year, the combination of our increasing revenue, expanding gross margins, and cost containment efforts enabled us to generate more than five times the quarterly net income posted just one year ago. We believe we've put the essential building blocks in place in all areas of our business to enable further increases in Avid's revenue and profitability."

Conference Call
A conference call to discuss Avid's third quarter 2003 financial results and the company's outlook for the fourth quarter of 2003 and full year 2004 will be held today, October 16 at 5:00 p.m. ET. The call will be open to the public. The conference call can be accessed by dialing (913) 981-5542 and referencing confirmation code 770128. The call and subsequent replay will also be available on Avid's Web site. To listen via this alternative, go to the investor relations page at www.avid.com for complete details 10-15 minutes prior to the start of the conference call.

The above release includes forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1996, including statements about Avid's financial outlook, products and functionality, and size and growth of existing markets. There are a number of factors that could cause actual events or results of operations to differ materially from those indicated by such forward-looking statements, such as market acceptance of Avid's products, further weakening of worldwide economic conditions and the other factors set forth under the caption "Certain Factors That May Affect Future Results" in Avid's Form 10-Q for the quarter ended June 30, 2003 and other filings with the Securities and Exchange Commission. In addition, any forward-looking statements contained herein represent Avid's estimates only as of today and should not be relied upon as representing the company's estimates as of any subsequent date. While Avid may elect to update forward-looking statements at some point in the future, Avid specifically disclaims any obligation to do so, even if the estimates change.

About Avid Technology, Inc.
Avid Technology, Inc. is the world leader in digital nonlinear media creation, management and distribution solutions, enabling film, video, audio, animation, games, and broadcast news professionals to work more efficiently, productively and creatively. For more information about the company's Oscar(R), Grammy(R), and Emmy(R) award-winning products and services, please visit: www.avid.com.

(C) 2003 Avid Technology, Inc. All rights reserved. Avid and Film Composer are either registered trademarks or trademarks of Avid Technology, Inc. in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design and engineering of the Avid(R) Film Composer(R) system for motion picture editing. Oscar is a registered trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of The National Academy of Recording Arts & Sciences, Inc. All other trademarks contained herein are the property of their respective owners.

AVID TECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                       Three Months Ended           Nine Months Ended
                                                          September 30,                September 30,
                                                    ------------------------     -----------------------
                                                       2003         2002           2003         2002
                                                    -----------  -----------     ----------   ----------
                                                    (unaudited)  (unaudited)     (unaudited)  (unaudited)

Net revenues                                          $119,090     $107,832       $344,584     $305,935
Cost of revenues                                        52,784       53,222        155,619      153,528
                                                    -----------  -----------     ----------   ----------
 Gross profit                                           66,306       54,610        188,965      152,407
                                                    -----------  -----------     ----------   ----------

Operating expenses:
 Research and development                               20,706       20,916         63,833       61,145
 Marketing and selling                                  27,959       25,677         80,971       75,418
 General and administrative                              5,670        5,454         16,632       14,985
 Restructuring and other costs, net                         76                       1,859         (327)
 Amortization of acquisition-related intangible assets     341          257            975          861
                                                    -----------  -----------     ----------   ----------
  Total operating expenses                              54,752       52,304        164,270      152,082

Operating income                                        11,554        2,306         24,695          325
Interest and other income (expense), net                   592          259          1,330         (192)
                                                    -----------  -----------     ----------   ----------
Income before income taxes                              12,146        2,565         26,025          133
Provision for income taxes                                 300          300            900        1,400
                                                    -----------  -----------     ----------   ----------

Net income (loss)                                      $11,846       $2,265        $25,125      ($1,267)
                                                    ===========  ===========     ==========   ==========

Net income (loss) per common share - basic               $0.40        $0.09          $0.88       ($0.05)
                                                    ===========  ===========     ==========   ==========

Net income (loss) per common share - diluted             $0.35        $0.09          $0.78       ($0.05)
                                                    ===========  ===========     ==========   ==========

Weighted average common shares outstanding - basic      29,865       26,287         28,663       26,064
                                                    ===========  ===========     ==========   ==========

Weighted average common shares outstanding - diluted    33,380       26,550         32,059       26,064
                                                    ===========  ===========     ==========   ==========


AVID TECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands)

                                                       September 30,     December 31,
                                                           2003              2002
                                                       -------------     ------------
                                                        (unaudited)
ASSETS:
Current assets:
 Cash and marketable securities                            $171,649          $89,034
 Accounts receivable, net of allowances of $9,646
  and $10,614 at September 30, 2003 and
  December 31, 2002, respectively                            60,843           65,942
 Inventories                                                 38,558           38,047
 Prepaid and other current assets                            12,166           11,919
                                                       -------------     ------------
   Total current assets                                     283,216          204,942

 Property and equipment, net                                 22,309           25,731
 Acquisition-related intangible assets, net                   2,205            2,600
 Other assets                                                 2,869            2,530
                                                       -------------     ------------
   Total assets                                            $310,599         $235,803
                                                       =============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Accounts payable                                           $16,477          $24,297
 Accrued expenses and other current liabilities              53,789           51,032
 Deferred revenues                                           42,115           35,483
                                                       -------------     ------------
   Total current liabilities                                112,381          110,812

 Long term liabilities, less current portion                    759            1,427

   Total stockholders' equity                               197,459          123,564
                                                       -------------     ------------

   Total liabilities and stockholders' equity              $310,599         $235,803
                                                       =============     ============